Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-231642, 333-271714, 333-271715 and 333-279171) of Unisys Corporation of our report dated March 1, 2023, except for the change in the manner in which the Company accounts for segments discussed in Note 2 to the consolidated financial statements, as to which the date is February 21, 2025, and except for the change in composition of reportable segments discussed in Note 20 to the consolidated financial statements, as to which the date is May 30, 2025, relating to the financial statements and financial statement schedule, which appears in this Current Report on the Form 8-K.
/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
May 30, 2025